                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 29, 2002



                              HANOVER DIRECT, INC.

               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-12082

                            (COMMISSION FILE NUMBER)

                DELAWARE                               13-0853260

      (STATE OR OTHER JURISDICTION                  (I.R.S. EMPLOYER
            OF INCORPORATION)                    IDENTIFICATION NUMBER)

             115 RIVER ROAD
          EDGEWATER, NEW JERSEY                           07020

          (ADDRESS OF PRINCIPAL                        (ZIP CODE)
           EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300



          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9.  REGULATION FD DISCLOSURE.

                  Hanover Direct, Inc. (the "Company") held a conference call on Friday, March 29, 2002 at 11:00 a.m. Eastern Time to review the Fiscal 2001 full year operating results with participants. The following is an unofficial transcript of the conference call:

Operator:         Ladies and gentlemen, thank you for standing by. Welcome to the Hanover Direct fiscal 2001 full results conference call.
                  During the presentation, all participants will be in a listen only mode. Afterwards, you will be invited to participate in the question and answer session. At that time, if you have a question, you will need to press the one, followed by the four on your telephone. As a reminder, this conference call is being recorded today, Friday March 29, 2002. I would now like to turn the conference over to Mr. Ed Lambert, Chief Financial
                  Officer for Hanover Direct. Please go ahead sir.

Ed Lambert:       Thank you, Kathy.  This is Ed Lambert and welcome to the
                  Hanover Direct fiscal 2001 conference call. Before we start, we would like to introduce Sarah Hewitt from Brown Raysman and for Sarah to read the safe harbor language that applies to this call.

Sarah Hewitt:     Good morning. Thank you, Ed. In a few moments, Tom Shull, the
                  Company's Chief Executive Officer, and Ed Lambert, the
                  Company's Chief Financial Officer, will discuss the Company's fiscal 2001 fourth quarter and full year operating results and the Company's ongoing strategic business realignment program and answer any questions you may have. Such discussion, as well as the answers to your questions, may include a number of forward-looking statements. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of
                  1995, please be advised that the Company's actual results could differ materially from these forward-looking statements.
                  Additional information that could cause actual results to differ materially is contained in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2001, recently filed with the SEC, which may be obtained from the public reference facilities maintained by the SEC in Washington, D.C. and at the regional offices of the SEC, or from the SEC's website located at www.sec.gov, as well as from the offices of the American Stock Exchange here in New York
                  City.

                  Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public, consistent with its legal obligations. In light of its status as a public company, the need to avoid selective disclosures and SEC restrictions, including recently adopted regulations such as Regulation FD, the Company's management does not generally respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information, Tom and Ed may not be able to respond to it in this call. We hope you understand. Ed.

E. Lambert:       Thank you very much, Sarah. We should also state up front that we anticipate some disclosures we make in this call would be incremental to the 10-K and to the press release, and if that were the case, we will file an 8-K with the SEC elaborating any of these points. Now on this call in our review of fiscal
                  2001, we'd like to cover three topics. First, we'll offer a summary of the fiscal 2001 results comparison with fiscal
                  2000. Second, I'll turn the call over to Tom Shull,

                  Hanover Direct's Chairman and CEO, to highlight the reasons for the substantial improvement in performance over the past year, and offer an update on the various management initiatives. Third, we'll give an update on the status of the Company's efforts to our disposition of certain non-core assets. After that, we will also open it up for any questions.

                  First, with regard to the financial performance summary, I'd like to touch on five subjects. Give you an overview of net income for the year, and highlight the financial components that comprise the $75 million in improvement from fiscal 2000 to 2001, also touch on the improvement in EBITDA during that same period, give you an overview in terms of the sales change from 2000 to 2001, and then last touch on some operating statistics.

                  For the fiscal year 2001, Hanover Direct lost $5.8 million, or 8 cents per share, compared with a net loss of $80.8 million or 40 cents per share in fiscal 2000. Please note that the per share values that I've just quoted include preferred dividends of $10.7 million in 2001 and $4 million in 2000. But also note that as part of the transaction that was consummated with Richemont on December 19, 2001, Richemont agreed to forgo any claim it had to the accrued but unpaid dividends on the Series A Preferred Stock, in exchange for the issuance of Series B Preferred Stock. That transaction resulted in an increase in shareholders' equity of $5.6 million.

                  Now to touch on the $75 million improvement in that result, the components of that were first, dramatically decreased general and administrative expenses to the tune of like $28 million. Secondly, a gain on sales of the Improvements business and Kindig together about $25 million, decreased cost of sales and operating expenses, decreased special charges related to the Company's strategic business realignment program and a reduction in interest expense. At the same time we're announcing that EBITDA, that being earnings before interest, taxes, depreciation, amortization and certain non-cash charges, for 2001 was $19.3 million. I believe last year we gave guidance that we would achieve $15 million in EBITDA and the actual was $19.3 million for fiscal 2001. That's an improvement of $68.4 million from EBITDA loss in fiscal year 2000 of $49.1 million.

                  Now with regard to sales, during fiscal 2001 sales for the Company's core catalog brands, that being The Company Store, Domestications and Silhouettes, increased by 1%. As a result of the sale of the Improvements catalog and discontinuance of other certain catalogs that we'll describe, overall net revenues decreased $70.8 million to $532 million from $603 million. So the $70.8 million difference is comprised of $27.6 million related to Improvements, $21.2 million for the discontinuance of the following catalogs - Domestications Kitchen & Garden, Encore, Kitchen & Home and Turiya. In addition, there was softness in demand related to both the International Male and Gump's brands, and a scale back of certain unprofitable third party fulfillment business, and also as a minor point we had a 53 week year in fiscal 2000 compared to a 52 week year in fiscal 2001.

                  In terms of some operating results or statistics, we distributed 241.5 million catalogs in 2001, handled over 9.2 million customer calls or inquiries, and shipped 7.2 million packages. As of the end of the year, we maintained a 12-month follower list of 2.7 million names. So that is the summary in terms of the financial results for 2001 that reflect the significant actions that management took over fiscal 2000. I'd like to now turn the call over to Tom Shull, Chairman and CEO of Hanover Direct, to outline those management actions that underlay the results we've just covered.

Tom Shull:        Thanks Ed. First of all I'd like to describe at sort of a top level exactly what our overall strategy is. 2001 was clearly a restructuring year, a year in which we had a lot to do in terms of eliminating unprofitable businesses and focusing on our core brands moving forward. So you need to look at 2001 as a year for restructuring. 2002 is a rebuilding year where now that we have managed to shed ourselves of a lot of unprofitable businesses and activities that were not creating shareholder value, we can move forward with confidence to create value in our core brands. 2003 will be a year of growth, that's where we're now planning growth initiatives moving forward, but some of those growth initiatives won't take full effect until the year 2003, so its really 2003 that we need to turn to as a growth year. In part because the market is just now turning and consumer confidence is rising, but we can't be completely confident that we've fully recovered in terms of the market, and therefore 2002 really needs to be a rebuilding year.

                  I'll briefly describe the overarching goals of 2001, which were to improve operations significantly. As I mentioned a minute or two ago, to eliminate unprofitable businesses, and then finally, to strengthen the balance sheet. By the way, these overarching goals are covered in the press release that we sent out. I'll detail out now and enumerate a number of these, because I think its worth underscoring just how busy a year we have had. I do want to mention that we have a much stronger and leaner management team, but going forward I would not predict significant changes among the management team. We're very confident that we have a strong team, very committed with high morale.

                  I'll start again with improving operations; we had an extraordinary year on the Internet with over $80 million in revenues, an increase of over 30%. We are continuing to grow that business very rapidly, so it's a very encouraging sign that that business continues to remain strong and if anything just gets stronger from day to day. We eliminated over 800 positions through the year with a benefit in payroll costs of over $39 million. I want to point something out here that I think is very important. As you may know from the 10-K, our G&A costs were only reduced by $28 million, I shouldn't say only, that's a significant number, but the way to reconcile the $39 million of payroll costs to that $28 million is to remember that August of 2000 we were busy hiring lots of people, again this was three or four months before I joined the Company, we were busy hiring lots of people, so our burn rate was not negative $80 million by the time I joined the Company, but a much higher number in terms of the kinds of losses that we had to stem from the very beginning.

                  So we did reduce payroll by $39 million, but you need to reconcile that, as I just suggested, to the $28 million of G&A cost reductions. We closed the Maumelle fulfillment facility, consolidated the San Diego telemarketing facility, and also continued to rationalize our operations, closing down Kindig with the exception of primarily keeping our Gump's catalog business in the Kindig facility, and we now sublease a portion of that facility. We concluded a very important agreement with MemberWorks, as you may recall we were in business with a concept called The Shopper's Edge, which turned out to be not as promising certainly as MemberWorks is for us, and that's working quite well. In tandem with our MemberWorks partnership we are promoting our buyers' club programs aggressively, because that's the way to build long-term customer loyalty, and we've seen significant success in the buyers' club program activities in the early part of this year.

                  We executed long term supply contracts with strategic paper and printing and telecommunications vendors. We had not in the past had long-term contracts; this is a way to insure that we stabilize our flow of supplies and products and services, but also to insure that we manage costs appropriately, and that's been a very successful effort. We, as you may know, recently announced the consolidation of Gump's retail and Gump's By Mail. It is, I think, the team's strong point of view here as management that the way to build a brand is to have both channels together, both the retail and direct marketing channels together, and we have done that. I think although we did have some integration costs initially, moving forward I think that that business will be much stronger as a result.

                  We did restructure the change in control plans that existed for over 100 members of management. That restructuring led to a future potential cost reduction of over $15 million, which is very important and could be significant in the future were we to have a change in control. In addition, we downsized our administrative offices in New Jersey so that we could sublet approximately 57,000 square feet of excess space in our Weehawken facility. We are moving aggressively to sublease that space and have had a lot of activity, but so far have not been successful in completing a sublease.

                  Lastly, in terms of the improved operations, I'm pleased to report that we successfully consolidated the Keystone Internet Services operations and management functions, and the third party fulfillment business is growing and profitable and we're very pleased with what we've been able to do even this year in terms of acquiring new large strong financial partners so that we can service their needs as it relates to fulfillment. So that business is showing a very significant turn around and we're quite pleased with that.

                  We have closed unprofitable businesses. We've mentioned many times that we've closed 10 significant businesses, although the total actually is 14 businesses. Kitchen & Home, Domestications, Kitchen & Garden, Turiya, The Company Store At Home, Great Finds, Outtakes and Encore were the catalogs we closed and then Always In Style and Compagnie de la Chine were Internet operations that we closed, actually we had a marketing agreement as you know with Compagnie de la Chine, but Always In Style was an Internet operation that we closed down. We also terminated the Desius operation, but its very important to note that we continue to offer web design services as a very important aspect of our fulfillment end-to-end fulfillment business offerings, and we have with clients this year helped them with their web design and so that continues to be an important aspect of our third party fulfillment business. But equally important, certainly within our core brands, we continue to work hard on making sure that our web designs are very contemporary and state of the art. So we are very pleased with where things are headed regarding the Desius web design capability, but more importantly as I mentioned earlier, our Internet business.

                  In terms of strengthening the balance sheet, I think that most of you are familiar with the fact that we restructured our Series A Preferred with the Series B Preferred, I won't get into the detail of that, but it is important to note that Richemont retired 74.1 million shares of common stock, of which that value then is transferred over to the other shareholders, so we are very pleased with that. Obviously for that we have committed to them that we will over time pay back the Preferred B. They're not on any time schedule, but it is fair to say that with each quarter that goes by the pricing of those preferred shares goes up, so we're obviously aware of that and sensitive to that and are committed to creating opportunities to pay them back.

                  We also sold the Improvements business and as you know we got a very good price for that, very pleased with the liquidity that that provided at an important time in the Company's history. In addition, it offered us an opportunity to get into a partnership with Home Shopping Network that has been very beneficial to the Company, and each day gets to be a more important part of what we do because they're a very strong partner and very committed to growing our business with us. So that's been a very important, and will be obviously a very important business for us going forward.

                  Finally, just note that we have maintained our favorable status, our listing if you will, with the American Stock Exchange and although we are subject to quarterly review we're very pleased with where we stand with the AMEX, and certainly at this point do not predict any issues with them. That pretty much summarizes the year 2001, I think at this point -

E. Lambert:       We'd like to touch on asset sales just to close out, and with regard to asset sales in that point I want to state that we are continuing to explore potential transactions for the Gump's business unit and the American Down & Textile manufacturing facility. I want to mention though that we are no longer in discussions for a possible sale of the International Male business unit, but instead have implemented a restructuring in that catalog beginning at the end of last year. So in sum, we have a very positive turn around in financial results, Tom has shared with you a very busy schedule the management team has been working toward implementation and has achieved over the last year, and we're continuing to press ahead with considering asset sales that we think would be in the shareholders' interest given our balance sheet. With that Kathy, we'd be happy to open it up to any questions.

Operator:         Thank you. Ladies and gentlemen, if you would like to register a question, please press the one, followed by the four on your telephone. You will hear a three tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw that registration, you may do so by pressing the one, three. If you are using a speakerphone, please lift your handset before entering that request. One moment please for the first question. Glenn Freedman please go ahead, private investor.

Glenn Freedman:   Thank you.  Hello gentlemen, hello Ed, hello Tom.

E. Lambert:       Hello Tom, how are you?

G. Freedman:      Great. You did a great job in turning this Company around and reaching your goals, so congratulations. I think certainly the growth in your Internet business is very encouraging. I'm going to preface this by saying I'm not an accountant or an analyst, so if the numbers get away from me, feel free to correct me. I have a question about your mailing list sales, specifically opt in e-mails. Basically the e-mails that I'm talking about, I'm sure you're collecting e-mails for your own purposes, but there's a huge income opportunity out there to rent e-mails to third parties. Can you tell me if you're taking any steps in doing so?

T. Shull:         We are not right now renting e-mails to third parties; it's not something that we would aggressively pursue. I understand it's a great opportunity, I should mention though that our e-mail business has grown dramatically, and we're definitely with all brands on top of using e-mail for generating additional sales. In fact its been extremely promising, particularly with clearance sales across all the brands. So we have a very aggressive and detailed strategy regarding the use of e-mails to generate revenues as I'm said, in every brand, and so far to your point, have been extremely promising. Our view is that we'd like to continue to "own that business" because the growth rate is very significant and the profitability is quite high, so we're going to continue to press ahead with our e-mail strategy, but not involve a third party.

G. Freedman:      OK, thank you for that. I think you might want to take a
                  closer look at that, at least to put it on the table for future consideration, because there are many companies out there that are doing it.

T. Shull:         Very good point Glenn, and we will definitely do that.

E. Lambert:       We appreciate that.

G. Freedman:      And by the way, it's extremely profitable and it usually does not cut into your own internal sales.

T. Shull:         Good point, thank you, we will definitely do that.

G. Freedman:      OK, the next question is the EBITDA, does that reflect the sales from operations only? Or did it include the sales of some of your businesses?

E. Lambert:       The EBITDA does include the gain on the sale from the
                  Improvements.

G. Freedman:      OK and one other question, what are your estimates as far as interest payments for fiscal year 2002 and do you estimate that they will be covered by operating cash flow?

E. Lambert:       I can't give you an estimate for 2002 off the top of my head, with regard to - could you repeat your second question please?

G. Freedman:      Yes, the second part of it was, do you estimate that the
                  interest payments will be covered by operating cash flow? Or will you need to go to capital markets?

E. Lambert:       No, we don't anticipate we'll need to go to capital markets. A rough number in terms of interest expense for '02 would be around $4 million.

G. Freedman:      $4 million thank you. Just one final question if you don't mind, and that is did you release the balance sheet or the income statement along with this release?

E. Lambert:       Yes, in the 10-K you will see that it has been released, and you'll be able to get from that a complete income statement and balance sheet.

G. Freedman:      OK, well I certainly appreciate it gentlemen, keep up the
                  great work and looking forward to great things in the future.

T. Shull:         Thank you very much Glenn.

Operator:         The next question comes from David Smith, Smith Capital,
                  please go ahead.

David Smith:      Good morning gents.

T. Shull:         Good morning.

D. Smith:         I have a couple of questions; certainly I appreciate your turn around capabilities. But could you elaborate a little bit more on a couple or three things, one on the fulfillment business which is a bit of a surprise to me because I've always thought that that was kind of being eased out. I never understood why with all the technology available. Sort of what is your expectation in that business and where you actually stand today? Two, you were talking about a Home Shopping Network relationship that seems to be stronger than just fulfilling for Improvements, and three, could you generally give us an idea how the quarter is going at this point in time relative to your expectations.

T. Shull:         That's an excellent point about the fulfillment business. When
                  I initially arrived we were involved with a number of Internet companies. We had basically filled the pipeline with companies that were not financially stable and we needed to quickly prune those companies, many of which ended up in bankruptcy.
                  We were able to foresee some of that and get out of those relationships without getting hurt significantly, although we were hurt in some cases, left with accounts receivable that were worth only pennies on the dollar in some cases. Now all of these businesses we were engaged with when I arrived, but we quickly determined which ones we should prune and which ones we should remain with. We did that very effectively, but your point is very well taken. The third party fulfillment business is an opportunity for us; we actually have benchmark capability, particularly in our call centers and in our distribution center capabilities. So we are going to continue to explore opportunities with other third parties.

                  I mentioned the HSN, which ties in with your next question, the HSN relationship, now fulfilling for HSN Improvements in terms of what's offered on TV, and we expect that relationship to continue to grow. I can't get into the detail on that but it is fair to say we're going to grow that relationship with HSN.

                  We have the capability to multi-pack ship. HSN doesn't have that capability. Most of our competitors do not. Our information technology is very good and, as you know, in the very capable hands of Mike Contino and Cathy Teixeria have done an extraordinary job in really getting to benchmark regarding our telemarketing and fulfillment capabilities more broadly, because telemarketing is obviously an important aspect of fulfillment. But, we are, you know, poised now to take on additional partners, which we are, and we have added three or four other clients, significant clients, over the past six months. And we'll continue to pursue that business.

                  We don't want to get into a position, as we did though in the year 2000, where we were running at, you know, 15% to 20% capacity. So, we had extraordinary fixed costs. What we need to do is build the fulfillment, the third party fulfillment business, in a prudent manner. We have capacity in Roanoke. We're not going to go out and put online a lot of warehouse capacity until we need it. So we're going to build the business and when we do need additional capacity, we'll put it online. As you well know, there is lots of capacity out there. So I'm not concerned, certainly, over the foreseeable future, the next 12 to 18 months, about not being able to get additional capacity, should we need it.

                  I think the last question had to do with quarterly, how we're doing this first quarter. Obviously we don't talk about, you know, we don't talk about our future, other than the fact that in the first quarter, we've certainly met our plan. We do see a turnaround taking place in terms of consumer confidence, particularly in the last three or four weeks. We've seen a fairly significant turnabout in terms of our customers' willingness and readiness to shop, which is very pleasing. So we have had fine results this first quarter and we're pleased with where we stand at the moment.

G. Freedman:      I'd like to follow up on two other things. One, it appeared to me that once one separated the stuff out in the quarter and finally found our way into what actually the third quarter seemed to be, then it appeared to me that, from an operating point of view, you were profitable in that quarter in the neighborhood of anywhere from $2 million to $4 million, depending on how you did the numbers. Is that fair to say?

E. Lambert:       I think if you'll look in the 10-K, and there's a breakout of our quarterly results, you'll notice that the month where we had positive net earnings for the quarter was the second quarter and that was related to the Improvements transaction.

G. Freedman:      That's correct.  I'm trying to talk about the fourth quarter.

E. Lambert:       Yeah. The fourth quarter was not -- as you'll see in the 10-K, the net earnings in the fourth quarter were a loss of $4.1 million, and, after the preferred stock dividends, of $5.9 million.

G. Freedman:      OK, well, all right.

E. Lambert:       Well wait a minute; if you'll look in the 10-K you'll see
                  quarter by quarter, the results and you'll notice the positive quarter was the second quarter related to the Improvements transaction.

G. Freedman:      Right, I remember that. Then going into that, I have two other questions. Why did you terminate Newmark, if you can answer that? It sort of sends a signal to some of us that maybe you weren't trying really to sell the companies. Is there some logical reason for that?

T. Shull:         You know, we had hired Newmark, to, as you know, to explore --
                  or actually respond to and explore opportunities to sell primarily International Male and Gump's. We are still in an active dialog with various parties as it relates to Gump's.
                  And we also, if we were to sell Gump's, we have a one-year tail with Newmark anyway. So, we didn't think it was necessary to continue to use their services actively because, we're already engaged in multiple-party discussions now. So, the benefit that they brought to the table we have already realized.

                  Secondly, as relates to International Male, we are no longer pursuing opportunities to sell that business. Under Charlie Messina's good leadership, we are, and Steve Seymour, who is the new President of that business, we're looking toward turning that business around and restructuring it over the course of this year. Candidly, the kinds of prices we were getting for it, we were much better off to run it ourselves and effect a turnaround and create shareholder value that way, than to sell it. So, we have backed off of our desire to sell that unless, you know, if a party shows up and they have a bucket of cash and it's in your best interests, we'll certain sell the company [International Male]. But at the moment, it doesn't look like there's anyone out there.

                  We were engaged in discussions with at least four parties as it relates to International Male, none of whom came forward with a price that was acceptable to us, and more importantly, to you.

G. Freedman:      OK, thank you.

T. Shull:         Thank you.

Operator:         Our next question comes from Kyle Krueger, from Apollo
                  Capital. Please go ahead.

Kyle Krueger:     Good morning. Could you guys provide guidance on EBITDA and sales for '02?

T. Shull:         Yes, good morning Kyle.  We haven't spoken in a while.

K. Krueger:       Hi.

T. Shull:         We can give you guidance, recognizing that we have a lot of initiatives underway that we can't speak to, that we have taken a very conservative approach, is what I would say. On a pure operating basis, we are looking this year to achieve $9 million of positive EBITDA. And that's in our base plan. We have a number of initiatives on top of that to aggressively grow that EBITDA number. I cannot, at this point, share with you the number other than the $9 million as a conservative estimate of what we would look to, to complete the year.

                  Now, this is based on a couple of things. One is, recognition that it's still not completely clear that the consumer confidence issue is behind us. We want to be sure that we're prudent and conservative as it relates to catalog costs and to not be in the situation as we had been in the past where we over circulate, incur significant catalog costs thinking the customer will be there, and the customer ends up not there. So, we're taking a more conservative approach to circulation. Therefore, what that would yield in a conservative approach is a $9 million EBITDA recognizing we have a lot of other initiatives underway already, being implemented that we would hope would improve that number.

E. Lambert:       And Kyle, I think it's important to point out that the $9
                  million sort of guidance for 2002 is a significant improvement over 2001. Keep in mind that the $19 million of EBITDA in 2001 had, within the component, a gain on sale for Improvements and Kindig that between the two of them were about $25 million.

K. Krueger:       Right, right.

E. Lambert:       This does represent continued improved performance.

K. Krueger:       And what is your revenue guidance for '02?

E. Lambert:       Somewhere, I would say, in the range of $460 to $470 million in sales.

K. Krueger:       OK. And, given the current mix of businesses that you have and the current catalog brands that you've got, what do you see as the sort of intermediate term EBITDA margin potential for those businesses? I mean, are these 10% EBITDA margin businesses, 5% EBITDA margin businesses? As the restructuring program advances and matures, where can that get to?

T. Shull:         I think the way I would answer that question is, we would
                  predict -- not predict. I don't want to say that because we don't predict anything. We would suggest that in the year
                  2003, we can get to what I would say is average ratios relative to our competitors as taking EBITDA as a percentage of sales.

K. Krueger:       Uh huh.

T. Shull:         I would prefer to state it that way, rather than to talk
                  specifically about our own brands. Our goal is to get back in, you know, to a competitive position in the year 2003 as it relates to benchmark ratios for EBITDA and profitability.

K. Krueger:       And what would that benchmark be, Tom?

T. Shull:         I think, again -- [crosstalk interruption].

K. Krueger:       I mean it's hard to know who your competitors are at this
                  point, because you've kind of got a unique mix of business. I mean, you know, very little bricks and mortar significant
                  Internet sales, the fulfillment business that's profitable. I mean, it's not Fingerhut anymore, you know, no credit card operations.

T. Shull:         Well I mean, our biggest of who we think our competitors
                  are--maybe that could be helpful. We clearly see Land's End as a significant competitor, obviously, in apparel. But even as they grow their home brands, they're a very significant competitor of ours.

K. Krueger:       Uh huh.

T. Shull:         We certainly see J.C. Penney as a significant competitor. What
                  I would note is, look at their sales results of their catalog and compare it with ours. As Ed mentioned, our three brands last year collectively had a 1% sales increase. That's not a staggering number; I'm not going to say that. But relative to the market and what happened to our competitors in the market, it's a number I can stand behind and feel good about. There were, in many cases, double-digit negative numbers in many of the months that we competed with them.

K. Krueger:       Umm hmm.

T. Shull:         So, I do want to state that, you know, our revenue numbers have been modest. But what I've been encouraged by, despite the fact that we've done a wholesale restructuring of all the businesses, we've managed, on the core brands, to maintain our own and, in fact, to grow modestly. We are looking to growth, as Ed suggested, in our core brands this year and then in 2003 to be a significant growth opportunity.

                  We are exploring partnerships, so I want to mention this too, to Glenn's question because I didn't. We are exploring partnership opportunities with major players out there for getting more -- basically adding significantly to our customer file. And I can't get into a lot of details now, but we are exploring a number of things. I'm hoping that, in the coming months, I'll be able to announce some very positive news in that regard. But we are aggressively looking at strong partners as it relates to building our customers lists and insuring that we have the most exposure possible to our core three brands, The Company Store, Domestications and Silhouettes.

                  Let me get back to competitors. We mentioned Land's End, J.C. Penney; I believe J. Crew is a competitor. You can certainly put them in the mix as it relates to benchmarking to what we would like to achieve in 2003. I would certainly put Brylane in there, as a major competitor of Domestications. So, if you were to do a blended, you know, analysis of what their current benchmarks are, those would be the four that I would offhand, and also Pottery Barn, as it relates -- Pottery Barn and Crate and Barrel, would be the other two that I would put in there. But, primarily Pottery Barn as it relates to The Company Store.

                  So if you took those and I haven't done this, but obviously if you did an analysis of what their benchmark numbers are, that would be a good way to think about where we want to be in 2003.

K. Krueger:       Yeah, yeah. OK. I will do that. And, let me just ask you kind of another intermediate range question. I mean clearly you had a lot of turnaround work to do and it appears like you have accomplished a great deal in a very short period of time.
                  You're burdened to a degree with, sort of the legacy of cleaning up the past, in the form of, you know, an $80 million preferred that is sort of accreting at, you know, 70 miles an hour in a 60 mile an hour zone, vs. a $9 million EBITDA estimate.

                  How do you foresee, Tom, sort of digging out from underneath all of the things that you have inherited that are sort of ahead of the equity players at this point in terms of realizing significant equity value out of the transaction, which you're clearly incentivized to do?

T. Shull:         That's an excellent point, question and point, Kyle. Let me address that. We are aggressively looking at leveraging all of our assets and particularly our back end. The third party fulfillment business is growing. It is getting more and more profitable every day. Particularly, when we do business with HSN, when we fulfill them, we obviously are dealing with a lot fewer SKUs. So the complexity cost of a partner like HSN is much more manageable than it is with a business with lots and lots of SKUs.

                  The problem we faced before is that we had all these fulfillment partners, that had thousands and thousands of SKUs and we really were not thinking about how to manage complexity in a clear coherent way. Now we partner only with those companies where it's advantageous to them. In other words, we can provide them a cost advantage. At the same time, more importantly, where we can manage the, you know, a reduced number of SKUs in a process that's much more profitable now that it's under Mike Contino's leadership.

                  So, we are extremely pleased with where we are with third party fulfillment. That's a very important part of what we are going to move forward with in terms of leveraging that capability and partnering with lots of third party players to make it grow and be more profitable. So that's one leg of what we're going to do going forward. And again, it shows real signs of promise.

                  So, related to our fulfillment and third party as our telemarketing capability, I mentioned earlier that our Buyer's Club programs are -- the conversion rates are going up very high. We're very pleased with the fact that we've gotten back on board with our customer in offering Buyer's Clubs to them. And they're very profitable but they provide, more importantly, a more consistent revenue stream as you look out, with each of our customers. You know, we get customers who will buy four or five times a year, vs. once a year, or once every 18 months. So, that particular aspect -- and we're very aggressive now, in terms of our outbound calls in responding to, you know, the customer experience and making sure we're proactive with them. So our outbound telemarketing capability is growing as well. We're going to continue to pursue that. So, that sort of covers again the fulfillment and third party business.

                  The Domestications turnaround is another key priority for us. That's a business, as you probably know, that's performed inconsistently over the last five or six years. It's under new leadership, under Farley Nachemin's leadership. That whole team is doing a spectacular job. If you look at that catalog today, the look and feel, the content, all of that today, vs. where it was a year ago, it's a completely different catalog. It's much more contemporary, much more appealing and we're getting the results. The results are coming in. So, the Domestications turnaround is an important part of building, internally building shareholder value and we're really pleased with where we stand on that.

                  We need to continue to look at The Company Store as a real unique property. And not that Domestications isn't, but it's up against much stiffer competition, when you look at J.C. Penney and Brylane. The Company Store is uniquely positioned in its segment. We are aggressively pursuing, you know, growth in The Company Kids, which has had remarkable growth. I can't give you the exact numbers because that's not for public knowledge. But it's been significant double-digit growth. More importantly, we see opportunities in apparel, especially with kids with The Company Store. That's been working very well, as well as home furnishings. That's another big category. So, we're very pleased with where we are with the growth of The Company Store. In fairness, it really represents, because of its unique niche, a -- it's really the flagship in many respects, because its growth pattern can be different from the others.

                  Silhouettes continues to grow at a rapid rate and that customer continues to be very loyal to us. Again, our competition is J.C. Penney and Brylane, as it relates to Silhouettes. But we continue to see extraordinary results there. We're going to continue to put our scarce resources against those three core brands. In the past what we did is basically we had, you know, we had 14 businesses, actually 17 businesses and we tried to invest almost equally, well not almost equally. But we didn't invest in a prudent way against those businesses that have a high growth profile and a high VC as a percent of sales. So we didn't have a strategy for investing in those businesses that would yield the highest return. We just had a lot of businesses that we were trying to fund all at once and that was a recipe for disaster, as you well know.

                  So I think it's fair to say, as you think about our three core brands and going forward, we want to continue to increase the return on investment for each of those three brands. Because it's a much more focused business, both on the front end and on the back end in terms of fulfillment. Because we've significantly reduced the SKUs, the complexity on the back end is reduced, as I said. That's a big opportunity for us and we see the results every day, you know, improving.

                  So, those are the key things of kind of what we're doing going forward to create internal value. It doesn't mean that if somebody comes forward and says they want to buy Silhouettes tomorrow and it's a big number, we would have discussions. We have to. That's my fiduciary obligation. But given the M&A market, it really hasn't fully recovered. And given the fact that we've got the restructuring behind us and we can build a lot of value internally, that's where our focus is. That's where our priority is.

                  Sorry for the long-winded discussion, but in the past I think I felt like I really haven't been able to, because we were in the midst of restructuring, give a preview of kind of where we see the business going forward, and those are the major efforts that are underway now.

K. Krueger:       Yeah, yeah. How confidant are you, given sort of the hand you were dealt, that you're going to be able to get out from underneath that preferred without significant help from the M&A markets near-term? I mean, if I just look at the preferred sort of your bogey is that the preferred is, is -- represents about nine times EBITDA in terms of value until you get -- before you even get to the equity piece of the business. I mean, I mean how do you reconcile that yourself, I guess?

T. Shull:         Well, I think I reconcile it in the sense that this [crosstalk interruption].

K. Krueger:       And if you get, you know, if you get to an 8% EBITDA margin in
                  '03, it takes care of itself because you've then got, you know, $40 million in EBITDA. That answers the question, but--.

T. Shull:         Well, I think I understand that Kyle. You need to run your own numbers. I can't give you that number.

K. Krueger:       Yeah, I understand.

T. Shull:         What I can tell you though is that things are very stable now and are growing beyond what -- you know, we're doing better than our plan as it relates to EBITDA, significantly better.
                  That I can tell you. I can't give you the number but I can tell you we are doing significantly better than our plan. And, we are committed to these initiatives I mentioned to significantly grow beyond what we are saying we're committed to, which is a $9 million plan. Remember, this is a rebuilding year. We are -- and the final point I want to mention, because
                  I covered, you know, the third party fulfillment business and more broadly that opportunity to leverage our capability, I also mentioned our three core brands.

                  I would be remiss in not underscoring what I mentioned to Glenn a few minutes ago, which is we are seeking partnerships not for sale of businesses but to significantly increase our customer list and exposure and that, I can't announce anything now because nothing has been signed or sealed and delivered. But we are committed to having the right partners with us as it relates to getting the most exposure we can for these core brands, to as many customers as possible, who make sense for those segments.

                  That's something we haven't pursued in the same aggressive way that I think we are now. We're committed to that and we already have had very significant discussions with major partners. I think the shareholders will be very pleased were these to materialize. And that's a very important part of leveraging our existing skills to maximize shareholder value as a stand-alone entity, so that we can in fact get into a position, as you suggested, in the year 2003 where we can, you know, where the preferred part -- you know, it's an overhang. And we've got to deal with it, and we're going to deal with it, you know, as quickly as we can, even as a stand-alone Company; notwithstanding the fact that if the M&A market improves I think it's fair to say we would entertain, you know, the sale of some of these core assets.

K. Krueger:       Fair enough.  Keep up the good work.  I appreciate it.

T. Shull:         Thanks very much, Kyle.

Operator:         Ladies and gentlemen, as a reminder, to register for a
                  question, press the one-four. David Smith, please go ahead with your follow up.

D. Smith:         I have just one question. Earlier you said [telephone line malfunction].

E. Lambert:       I'm sorry David we can't hear you.

D. Smith:         Oh, I'm sorry.  [Inaudible] now?

                  Can you hear me?

E. Lambert:       No, you're still breaking up.

D. Smith:         How about now?

E. Lambert:       Yes, thank you.

T. Shull:         Yes, thank you.

D. Smith:         Unfortunately I got too close to the golf course.

                  The -- you said partnerships and you said customers and then you had HSN in the same -- same breath. Do you have a partnership with Home Shopping, other than what you have at this point in time with the fulfillment side?

T. Shull:         No.

D. Smith:         Is it -- I'm sorry.  No?

T. Shull:         No, we do not. We have fulfillment, but it goes beyond HSN
                  Improvements, that brand. We are -- you know, we are exploring a broader partnership with them, and we are fulfilling product that's on TV, not just through the catalog.

D. Smith:         But it's Improvement product that's on TV?

T. Shull:         That is correct.

D. Smith:         OK [unintelligible].  [Crosstalk].  And the final question--.

T. Shull:         Right.

D. Smith:         The final question, and then I'm going to let you guys go, which I appreciate your going through the businesses like that. Will there be a bit of a change in the relationship to the outside shareholders in, I guess, having a -- I guess more frequent and a dialog and updates whereas the -- as the good news and the good things that you all are doing will come out more than once every quarter?

E. Lambert:       We will, of course, continue to maintain our quarterly
                  dialogs, but as updates happen as we've done in the past, we will, in the things of material nature that we're obligated to, of course we will share them with shareholders.

D. Smith:         Or a road show?  And one final thing--.

E. Lambert:       No, no, no; I'm not saying a road show.  I'm just saying
                  [crosstalk interruption].

D. Smith:         I understand that, no and I meant, I'm just going on faster than I should. The other thing is, at one time there was a thought of spinning erizon out to the public, and the fulfillment business, of course, at that point in time was losing greatly and was running amuck. And apparently that has changed around to be profitable and growing. Is that still an option?

T. Shull:         I -- you know, we will explore all options in your behalf, as our shareholders. I think it's fair to say there is huge capacity that is available out there. The competitors that are out there, I know, are struggling. As you know, a number of players during the Internet, you know, go-go years, have failed and closed down. I think it's fair to say, and again this could prove to be wrong, but I think it's fair to say we're looking at a year to 18 months before, you know, before we could even consider something like that. That's only because if the market, but -- first of all, the M&A market's not there. And secondly, there's just so much excess capacity out there I just can't imagine it would be a very appealing
                  IPO to an investor group.

D. Smith:         Great.  Thanks a lot.

Operator:         Gentlemen, there are no further questions at this time. I will now turn the call back to you. Please continue with your presentation or closing remarks.

E. Lambert:       OK, thank you Kathy. I think if that is all the questions, we very much appreciate everyone's time and I appreciate their questions and suggestions. We'll look forward to updating you again as events warrant. And, I appreciate your support of the Company.

                  Tom, do you have any final comments?

T. Shull:         No, just as I've said before, we deeply appreciate your
                  patience with us, because this is a very significant turnaround, as you well know. I just want to underscore, you know, even though we lost $80 million in 2000, we were up against a burn rate that was significantly higher than that.
                  We're just going to continue to, you know, to work very hard to get to the point where we're at benchmark with our competitors, as it relates to, you know, our financial performance.

E. Lambert:       OK.  Thank you very much, Kathy.

Operator:         Thank you. Ladies and gentlemen, that does conclude the
                  conference call for today. We thank you for your participation and ask that you please disconnect your lines.



The conference call ended at 11:55 a.m. Eastern Time.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HANOVER DIRECT, INC.
                                   ---------------------------------------------
                                                 (Registrant)

April 1, 2002                      By: /s/ Thomas Shull
                                   ---------------------------------------------
                                   Name:   Thomas Shull
                                   Title:  President and Chief Executive Officer